  EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3/A (No.333-267550) of our report dated April 15, 2022, with respect to the consolidated financial statements of Cosmos Holdings, Inc., included in Cosmos Holdings’ Annual Report on Form 10-K for the year ended December 31, 2021. Our report contains an explanatory paragraph regarding Cosmos Holdings’ ability to continue as a going concern. We also consent to the reference of our firm under the caption “Experts” in the Registration Statement.

/s/ ArmaninoLLP
San Francisco, California

November 7, 2022